Exhibit 10.15

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) made as of [●], 2023 (the “Effective Date”), is entered into by and between NUVO GROUP LTD., Registration No. 513849000, a company organized under the laws of the State of Israel (the “Company”, and, as applicable, the Company and its Subsidiaries, taken together (in particular, where such entities are taken together under the BCA (as defined below))), Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”) and the purchaser(s) identified in Schedule 1 attached hereto (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to raise capital by means of the issuance of Company’s Series Crossover Preferred Shares, nominal value NIS 0.01 per share (the “Crossover Preferred Shares”) and the Incentive Shares (as defined below), on the terms and conditions more fully set forth in this Agreement; and

WHEREAS, the Purchaser(s) desires to invest in the Company pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms will have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” shall mean the board of directors of the Company.

“CARES Act” shall mean, collectively, the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, or any similar applicable U.S. federal, state, or local law, as may be amended and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notices 2020-22, 2020-65, 2021-11 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Entity.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Companies Registrar” shall mean the Registrar of Companies of the State of Israel.

“Company Loans” shall mean each Loan Agreement of the Company, including the aggregate principal amount and outstanding interest as of the date of this Agreement for each Company Loan.

“Company Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Company; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Company pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution or delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Company relative to similarly situated companies in the industries in which the Company conducts its operations, then such impact shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Option Plan” shall mean the Company’s 2015 Share Incentive Plan, as amended from time to time.

“Company Options” shall mean outstanding and unexercised option to purchase Company Shares issued pursuant to the Company Option Plan or otherwise, whether or not then vested or fully exercisable, granted to any current or former employee, officer, director or other service provider of the Company.

“Company Product” shall mean any of the products and services currently being sold or distributed by the Company.

“Company SAFEs” shall mean each Simple Agreement for Future Equity of the Company.

“Company Shares” shall mean the ordinary shares of the Company, with par value NIS 0.01 per share.

“Company Software” shall mean all proprietary software owned by the Company.

“Company Warrant” shall mean each warrant for the purchase of Company Shares.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Device Regulatory Laws” shall mean Legal Requirements administered by the FDA relating to the regulation of the procurement, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Legal Requirements of any applicable State or jurisdiction.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement or employment agreement, whether or not subject to ERISA, whether formal or informal, oral or written, which the Company sponsors or maintains for the benefit of its current or former employees, officers, or individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which the Company has or could have any direct or indirect liability (contingent or otherwise).

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, articles of association, limited partnership agreements and limited liability company operating agreements.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any Person having regulatory authorities under Legal Requirements, including medical centers and their ethics committees or institutional review boards; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing; for the avoidance of doubt, including any of the foregoing having jurisdiction over the payment or reporting of any Tax or charged with the enforcement or collection of any Tax.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights, whether registered or unregistered, including any of the foregoing that protect original works of authorship or other copyrightable subject matter, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) designs, design rights (whether registered or unregistered), and design applications and registrations (collectively, “Designs”); (g) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (h) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (i) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Israeli Tax Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961, and all the regulations, rules and Orders and any other provisions promulgated thereunder, as may be amended from time to time.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: Kelly Londy, Daniel Gilcher and Lawrence Klein.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company (or to which the Company has the right to use).

“Lien” shall mean any mortgage, pledge, security interest, shared interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Notified Bodies” shall mean an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.

“Open Source Software” shall mean any Software that is licensed or distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (c) under Copyleft Terms.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means, with respect to the Company, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned, in whole or in part, by the Company, and includes the Company Software.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are appropriately and sufficiently reserved for on the Company’s financial statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company; (e) in the case of Intellectual Property, non-exclusive licenses granted to customers, suppliers, distributors, or vendors in the ordinary course; (f) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of the Company; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Company and the rights under the Company’s real property leases.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information,” “protected health information,” or “PII”) provided by applicable Legal Requirement, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Virginia Consumer Data Protection Act, the Israeli Protection of Privacy Law, 5741-1981 and the rules and regulations promulgated thereunder, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Legal Requirements relating to marketing, advertising and breach notification in connection with Personal Information.

“Reference Date” shall mean December 31, 2020.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 102” shall mean section 102 of the Israeli Tax Ordinance.

“Section 102 Options” shall mean Options granted and subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 Shares” shall mean Company Shares issued upon the exercise of Section 102 Options or granted subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 Trustee” shall mean Altshuler Shaham Trusts Ltd., an Israeli company, which serves as the trustee of the Company’s equity incentive plan and the awards granted thereunder pursuant to Section 102(b) of the Israeli Tax Ordinance.

“Software” shall mean any and all (a) computer software, applications, and programs (whether in source code, object code, human readable form or other form), including software compilations, application programming interfaces, mobile applications, algorithms, user interfaces, firmware, development tools, templates, menus, buttons, icons, (b) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”), and (c) all documentation, including user manuals and training materials, related to any of the foregoing or associated therewith, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean any and all Israeli and U.S. federal, state, local and other taxes, including, gross receipts, income, capital gains, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, excise, property, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges in the nature of a tax, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, and additions imposed by a Governmental Entity with respect to (or in lieu of) any such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund, statement, election, estimation, form, information return, disclosure or other document filed, or required to be filed, with (or submitted to) any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement.

“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

2. Issuance and Sale of Shares. Subject to the terms and conditions in this Agreement, including the receipt of the Purchase Price (as defined below):

2.1 at the Closing (as defined below), the Company shall issue and deliver to the Purchaser the number of the Company’s Crossover Preferred Shares set forth opposite from the Purchaser in Schedule 1 (such Crossover Preferred Shares, the “Subscription Shares”); and

2.2 in the event the Company consummates a SPAC Transaction (as such term is defined in the Amended Articles (as defined below)) with LAMF Global Ventures Corp I, or any of its Affiliates (as such term is defined in the Amended Articles) (“LAMF” and the “LAMF de-SPAC Transaction,” respectively), then immediately following the consummation of such LAMF de-SPAC Transaction, Holdco shall (and the Company shall cause Holdco) to issue and deliver to the Purchaser the number of ordinary shares of Holdco set forth opposite from the Purchaser in Schedule 1 (as adjusted to reflect appropriately the effect of any stock split, share subdivision, split-up, reverse stock split, share consolidation, stock dividend or distribution (including any dividend or distribution of securities convertible into Holdco ordinary shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco ordinary shares occurring on or after the date hereof and prior to the consummation of the LAMF de-SPAC Transaction, if any) (such shares, the “Incentive Shares” and, collectively with the Subscription Shares, the “Shares”).

3. Closing of Issue and Purchase.

3.1 The Closing. Unless expressly agreed otherwise by the Company in writing in its sole discretion, the initial issue and sale of the Subscription Shares, payment of the Purchase Price by the Purchaser, and the registration of the Subscription Shares in the names of the Purchaser in the share register of the Company shall take place at a closing (the “Closing”) to be held remotely by the exchange of documents and signatures (including via email and including by way of PDF files), simultaneously with the execution of this Agreement, or such other date, time and place as the Company and the Purchaser shall mutually agree. [Notwithstanding the foregoing, (i) the issue and sale of 35,580 Subscription Shares, payment of the Purchase Price by Purchaser therefor, and the registration of such Subscription Shares in the names of the Purchaser in the share register of the Company shall take place substantially concurrently with execution of a binding master purchase agreement with Philips North America LLC or one of its Affiliates, substantially in the form attached as Exhibit D to the Business Combination Agreement (the “BCA”), dated the date hereof, by and among the Company, Holdco, Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco, LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“SPAC”) and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of SPAC and (ii) the issue and sale of 71,159 Subscription Shares, payment of the Purchase Price by Purchaser therefor, and the registration of such Subscription Shares in the names of the Purchaser in the share register of the Company shall take place substantially concurrently with the filing of the Registration Statement (as defined in the BCA) with the SEC, unless such filing is delayed beyond September 30, 2023, in which event the Purchaser will have no obligation to subscribe for or purchase such additional Subscription Shares.]1

3.2 Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

[1]	[NTD: Include in LAMF SPA]

3.2.1. The Company shall deliver to the Purchaser the following documents:

(a) Validly executed share certificates in respect of the applicable Subscription Shares, issued in the name of [each/the] Purchaser;

(b) A copy of the register of shareholders of the Company (the “Shareholders Register”), in which the respective Subscription Shares issued at the Closing are registered in the name of each of the Purchasers; and

(c) A copy of a duly completed notice to the Israeli Registrar of Companies (the “Registrar”), with regard to the: (i) adoption of the amended articles of association of the Company, substantially in the form attached hereto as Exhibit B (the “Amended Articles”); (ii) creation of the new class of Crossover Preferred Shares pursuant to the Amended Articles; and (iii) issuance of the applicable Subscription Shares to the Purchasers who transferred their respective portion of the Purchase Price at the Closing, all to be filed by the Company with the Registrar promptly following the applicable Closing, provided that (i) and (ii) shall only be required at the Closing hereunder.

3.2.2. Unless expressly agreed otherwise by the Company in writing in its sole discretion, [each/the] Purchaser shall cause, upon the Closing, the transfer to the Company of the purchase price for the applicable Subscription Shares and the Incentive Shares, as set forth opposite the name of such Purchaser in Schedule 1 (the “Purchase Price”), by wire transfer or such other form of payment as is mutually agreed by the Company and the Purchaser. [Notwithstanding the foregoing, the Purchaser shall not be required to pay the Purchase Price for that portion of the Subscription Shares that is subject to later commitments pursuant to Section 3.1.]2

3.2.3. Each Purchaser who is not an Israeli citizen or resident or a legal entity registered under the laws of the State of Israel and is purchasing, or who will, following the Closing, hold more than 5% of the Company’s share capital, shall deliver to the Company an undertaking in the form attached hereto as Exhibit C, as required pursuant to the regulations and applicable policies of the Israeli Innovation Authority (previously known as the Office of the Chief Scientist of Israel’s Ministry of Economy, hereinafter, the “IIA”).

3.3 Post-Closing.

3.3.1. As soon as practicable, but in any event within the timeframe required by applicable law, the Company shall deliver to the Purchaser evidence of filing with the Registrar of the documents relating to the investment contemplated hereunder, as applicable. The Company shall take all actions required for the prompt recording of such documents with the Registrar.

3.3.2. Immediately following the consummation of the LAMF de-SPAC Transaction (if and to the extent consummated), Holdco shall issue and deliver to the Purchaser the Incentive Shares, and in connection therewith deliver reasonably satisfactory evidence of the registration of the Incentive Shares in the name of the Purchaser (either in book entry or certificated form).

3.3.3. As soon as practicable, but in any event within sixty (60) days after the Closing, the Company and the Purchasers shall enter into a registration rights agreement, pursuant to which the Company shall grant the Purchasers registration rights as are customary with respect to a preferred investment similar in nature to that contemplated by this Agreement.

[2]	[NTD: Include in LAMF SPA]

3.3.4. [Except for a modified form of this Agreement which LAMF is concurrently executing in connection with its subscription of the Crossover Preferred Shares (the “LAMF SPA”),]3 [T]he Company shall not enter into any additional, or modify any existing, agreements with any existing or future purchasers of Crossover Preferred Shares (or such additional series of shares of the Company as may be established) (the “Future Purchasers”) that has the effect of establishing rights or otherwise benefiting such Future Purchaser in a manner more favorable in any respect to such Future Purchaser than the rights and benefits established in favor of the Purchasers pursuant to this Agreement, the Amended Articles and the registration rights agreement (once executed), unless, in any such case, the Purchasers have been provided with such rights and benefits.

3.3.5. Subject to the Purchasers executing confidentiality agreements reasonably acceptable to the Company, the Company shall deliver to each Purchaser:

3.3.5.1. as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company financial statements of the Company for such year, including (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and (iii) a statement of shareholders’ equity as of the end of such year, all in reasonable details, United States dollar-denominated, prepared in accordance with U.S. GAAP audited by a firm of Independent Certified Public Accountants; and

3.3.5.2. as soon as practicable, but in any event within (sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, financial statements of the Company as of the end of such quarter, containing unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar denominated and certified by the chief financial officer (or if none, by the chief executive officer) of the Company, that such financial statements were prepared in accordance with U.S. GAAP applied on a basis consistent with that of preceding periods and fairly present the financial position of the Company as of their date subject to footnotes in accordance with customary format and changes resulting from year-end audit adjustments.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the Effective Date and as of the Closing, except as otherwise indicated, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows, except as set forth in the Company Disclosure Letter attached hereto:

4.1 Organization. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the applicable Legal Requirements of the State of Israel, (b) is not a “breaching company” (within the meaning of Section 362.A of the ICL) and no proceedings have been commenced to strike the Company from the registry of companies maintained by the Companies Registrar, and (c) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to each Purchaser. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

[3]	[NTD: Include in non-LAMF SPA]

4.2 Capitalization of the Company.

(a) Schedule 4.2(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares or Crossover Preferred Shares owned by [the holders thereof]4 [each holder thereof, together with the name of each registered holder thereof and which Company Shares are Section 102 Shares including the date of deposit of such Section 102 Share with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the option agreement with the Section 102 Trustee, (iii) a list of all holders of outstanding Company Options, including the number of Company Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires, whether each such Company Option is a Section 102 Option including the applicable sub-section of Section 102, and for Section 102 Options the date of deposit of such Company Option with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the option agreement with the Section 102 Trustee, (iv) a list of all holders of outstanding Company Warrants, including the number of Company Shares issuable upon the exercise of each Company Warrant, and (v) a list of all holders of outstanding Company SAFEs, including the discount percentage and pre-money valuation cap for each Company SAFE]5.

(b) Except for currently outstanding Company Options which have been granted to employees, consultants or directors pursuant to the Company Option Plan, Company SAFEs, Company Warrants [or as disclosed on Schedule 4.2(b) of the Company Disclosure Letter]6, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity securities of the Company or any of its Subsidiaries.

(c) All issued and outstanding Company Shares and Crossover Preferred Shares are, and all Company Shares which may be issued pursuant to the exercise or conversion of Company Options, Company SAFEs, Company Warrants and Crossover Preferred Shares, when issued in accordance with the terms of the Company Options, Company SAFEs, Company Warrants and Crossover Preferred Shares, respectively, will be, (i) duly authorized, validly issued, fully paid and non assessable, (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party, and (iii) free of any Liens. All issued and outstanding Company Shares, Company Options, Company SAFEs, Company Warrants and Crossover Preferred Shares were issued in compliance in all material respects with applicable Legal Requirements. [In addition, the Company shall not raise more than an aggregate amount of Thirteen Million ($13,000,000) U.S. dollars in connection with the sale and issuance of the Crossover Preferred Shares.]7

[4]	[NTD: Include in non-LAMF SPA]
[5]	[NTD: Include in LAMF SPA]
[6]	[NTD: Include in LAMF SPA]

[7]	[NTD: Include in non-LAMF SPA]

(d) Except as set forth on Schedule 4.2(d) of the Company Disclosure Letter, no outstanding Company Shares or Crossover Preferred Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f) Except in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(g) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) Except as set forth in Schedule 4.2(h) of the Company Disclosure Letter, the Company does not have any Indebtedness. The Company has not availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

(i) The Company has taken the actions necessary, including by way of amending any outstanding Company SAFEs, to cause each Company SAFE to be automatically converted prior to the consummation of the LAMF de-SPAC Transaction into ordinary shares of the Company pursuant to the terms of such Company SAFEs (as may be amended) (the “Company SAFE Conversion”). Upon the Company SAFE Conversion, all of the Company SAFEs so converted into ordinary shares of the Company shall (i) be canceled, (ii) no longer be outstanding and (iii) cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company SAFEs shall thereafter cease to have any rights with respect to such Company SAFEs (other than the right to receive the Per Company Share Acquisition Merger Consideration (as defined in the BCA) in respect of the ordinary shares of the Company received by the respective holder of the Company SAFE in the Company SAFE Conversion).

(j) The Company has taken the actions necessary, including by way of amending any outstanding Company Warrants, to cause each Company Warrant to be converted and/or assigned into a warrant for the purchase of a number of Holdco Ordinary Shares in accordance with Section 3.02(d) of the BCA.

(k) The Company has taken the actions necessary, including by way of amending any outstanding Company Loans, to cause each Company Loan to be automatically converted prior to the consummation of the LAMF de-SPAC Transaction into ordinary shares of the Company pursuant to the terms of such Company Loans (as may be amended) (the “Company Loan Conversion”). Upon the Company Loan Conversion, all of the Company Loans so converted into ordinary shares of the Company shall (i) be canceled, (ii) no longer be outstanding and (iii) cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Loans shall thereafter cease to have any rights with respect to such Company Loans (other than the right to receive the Per Company Share Acquisition Merger Consideration (as defined in the BCA) in respect of the ordinary shares of the Company received by the respective holder of the Company Loan in the Company Loan Conversion).

4.3 Crossover Preferred Purchases. [Excluding the LAMF SPA referenced hereunder,]8 [T]he Company has not entered into any side letter or similar agreement with any other purchaser pursuant to any other securities purchase agreement for Crossover Preferred Shares. Any securities purchase agreements entered into by the Company for the purchase, directly or indirectly, of Crossover Preferred Shares provides for the purchase of Crossover Preferred Shares at the same price and otherwise on the same terms as contained in this Agreement, except (i) certain purchasers are not obligated to purchase certain Crossover Preferred Shares until the Company’s execution of specified agreements with Philips North America LLC or one of its Affiliates or the filing of the Registration Statement (as defined in the BCA and (ii) only certain purchasers are receiving a representation by the Company regarding detailed employment information).

4.4 Authorization; Approvals. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement (the “Transaction Agreements”); and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except for failures to possess such Approvals which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. Each Approval held by the Company is valid, binding and in full force and effect in all material respects. The Company (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) has not received any notice in writing from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Company.

4.5 Compliance with Other Instruments. The Company has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. To the Knowledge of the Company, no notice of non-compliance with any applicable Legal Requirements has been received by the Company since the Reference Date.

4.6 No Breach; Triggers. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Company’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Company pursuant to, any Contracts, except with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

[8]	[NTD: Include in non-LAMF SPA]

4.7 Financial Statements.

(a) The Company has made available to the Purchaser true and complete copies of: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of the Company and its Subsidiaries for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and 2022, and the related consolidated statements of operations, shareholders’ deficit and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (i) fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to audit adjustments that will not be material in amount or effect); (iii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and (v) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB.

(b) To the Knowledge of the Company, since the Reference Date, the Company has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (iii) that transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (v) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a role in the internal controls over financial reporting of the Company.

(c) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) The Company is not a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) The Company has not stopped paying for any material duration, its debts as they fall due.

4.8 No Undisclosed Liabilities. The Company has no material liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise), except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements; (b) liabilities arising in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Agreements; and (d) obligations for future performance under any Contract to which the Company is party or bound (unrelated to any breach or violation thereof).

4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2022, the Company has conducted its business in the Ordinary Course of Business and there has not been any Company Material Adverse Effect.

4.10 Tax

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of the Company (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b) The Company has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of the Company, verbally) against the Company which has not been fully paid or resolved.

(d) No material Tax audit or other examination of or action, suit or proceeding with respect to the Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Knowledge of the Company is there any) request or threat for such an audit or other examination or action, suit, or proceeding.

(e) Except as disclosed on Schedule 4.10(e) of the Company Disclosure Letter, there are no Liens for a material amount of Taxes (other than Permitted Liens) upon any of the assets of the Company.

(f) The Company does not: (i) have any material liability for the Taxes of another Person (other than any Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes) or otherwise pursuant to any applicable Legal Requirements; (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any such agreement the sole party to which is the Company and excluding commercial agreements entered into in the Ordinary Course of Business and the principal purposes of which is not related to Taxes); or (iii) is or has ever been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local, or non-U.S. income Tax purposes or included on any such Tax Return (excluding any such group or Tax Return solely including the Company).

(g) The Company: (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) The Company has not received written notice from a Governmental Entity that it (i) has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(i) The Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Legal Requirements to be so registered, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(j) The Company has since its date of organization been, treated as a corporation for U.S. federal, state, and local income tax purposes.

(k) The Company does not have any outstanding material obligation in respect of escheat or unclaimed property obligations.

4.11 Intellectual Property and Other Intangible Assets.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered Intellectual Property constituting Owned Intellectual Property: (i) Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) registered Designs and pending applications for registration of Designs, and (v) Internet domain names (the Intellectual Property referred to in clauses (i) through (v), collectively, the “Company Registered Intellectual Property”); and (vi) material unregistered Owned Intellectual Property (other than trade secrets and other confidential information). All of the Owned Intellectual Property and material Licensed Intellectual Property that is exclusively licensed to the Company is subsisting and valid and enforceable in all material respects, excluding any Patents comprising Owned Intellectual Property, which, to Company’s Knowledge, are valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Design, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property. Except as set forth in Schedule 4.11(a)(2) of the Company Disclosure Letter, there are no actions that must be taken or payments that must be made by the Company sixty (60) days following the Closing Date that, if not taken, will adversely affect the Company Registered Intellectual Property.

(b) Schedule 4.11(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Licensed Intellectual Property that is material to the conduct of the operation of the businesses of the Company, excluding non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $100,000.

(c) Except as disclosed on Schedule 4.11(c) of the Company Disclosure Letter, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and (ii) has a license, sublicense or otherwise possesses legally enforceable rights, to use all other Intellectual Property used in the conduct of the businesses of the Company as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for the Company to conduct its business as currently conducted.

(d) The Owned Intellectual Property and the conduct of the businesses of the Company has not, in the past six (6) years, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property and no such claims have been made against any third party by the Company.

(e) There is no action or litigation pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) against the Company, and the Company has not received any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Company is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than immaterial office actions before a relevant Intellectual Property office that may arise in the ordinary course of prosecution of pending applications of immaterial Company Registered Intellectual Property). None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property, and none of the Company Registered Intellectual Property has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the Ordinary Course of Business.

(f) Except as set forth on Schedule 4.11(f) of the Company Disclosure Letter, each of the past and present directors, officers, employees, consultants and independent contractors of the Company who are or were engaged in creating or developing any Owned Intellectual Property has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all trade secrets or other confidential or proprietary information of the Company (or of another Person and held by the Company) in confidence both during and after such Person’s employment or retention, as applicable; (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby (unless such Intellectual Property is owned by a Company by operation of law); (iii) to the extent permissible by applicable law, agreed to waive all moral rights such Person may have in any work which such Person created or authored for the Company in the course of such Person’s employment or retention thereby; and (iv) with respect to employees located in Israel, agreed to waive any right to receive additional compensation, including royalties, which such Person may have in any invention that such Person invented for the Company in the course of such Person’s employment, except as would not be material to the Company. To the Knowledge of the Company, no Person is in breach of any such agreement and there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to the Company or to protect the Trade Secrets of the Company under any such agreement.

(g) There are no pending or, to the Knowledge of the Company, threatened, claims from current or former directors, employees or contractors of the Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(h) The Company has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets (including source code and algorithms for Company Software) included in the Owned Intellectual Property (or owned by another Person and held by the Company). The Company, since the Reference Date, has complied in all material respects with contractual obligations with respect to the use, safeguarding, security, or processing of all material Intellectual Property. No Trade Secret that is material to the business of the Company has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company’s past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no breach by any employee or Person under any such agreement.

(i) Except as set forth in Schedule 4.11(i) of the Company Disclosure Letter, (i) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property and (ii) no current or former employee, consultant or independent contractor of the Company who contributed to the creation or development of any Owned Intellectual Property was performing services for or otherwise under restrictions resulting from his or her relations with any Governmental Entity or any university, college, research institute or other educational institution during a period of time during which such employee, consultant or independent contractor was also performing services for the Company and no such Governmental Entity, university, college, research institute or other educational institution has any rights or may have claims to any rights in any of the Owned Intellectual Property.

(j) Schedule 4.11(j) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Software. The Company has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Company Software. No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of the Company subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations to the Company with respect to such source code. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(k) The Company owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, servers, peripherals, networks, interfaces, platforms and related systems, data communication lines, databases, websites and other information technology and telecommunications equipment, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for the Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Company (the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Company as currently conducted. There have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused any substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Company. To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, malware, faults or other devices, errors, contaminants or code that could (i) disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. Except as set forth on Schedule 4.11(k) of the Company Disclosure Letter, the Company maintains a technical description of any neural networks used in or with any proprietary AI/ML technologies that would enable skilled programmers to modify and debug such neural networks in the ordinary course.

(l) Except as set forth on Schedule 4.11(l) of the Company Disclosure Letter, the Company has not incorporated any Open Source Software into, or used any Open Source Software in connection with, or combined, developed, licensed, distributed in conjunction with, used or otherwise exploited Open Source Software in or with any Owned Intellectual Property (including any Company Software), in each case, in a manner that requires that the software incorporated into, derived from or distributed with such Open Source Software be (i) contributed, licensed, attributed or disclosed to any third party in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute, license or enforce any Owned Intellectual Property or Company Software including any restriction on the consideration to be charged therefor (collectively, “Copyleft Terms”). The Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Company, including notice and attribution obligations.

(m) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.12 Data Protection.

(a) The Company and any Person acting for or on behalf of the Company have, since the Reference Date, complied in all material respects with: (i) all applicable Privacy Laws; (ii) the Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) the Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company has not, since the Reference Date, (A) provided or received any written notice or claims related to any Personal Information or information security-related incident (including written notice from third parties acting on its or their behalves), nor has the Company been charged with, a material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities or an information security-related incident. The Company is not in material violation of its applicable privacy policies, rules or notices (including its own).

(b) The Company has (i) implemented policies and commercially reasonable security measures regarding the confidentiality, integrity and availability of the Company IT Systems which relate to Personal Information and the information thereon, and (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who collect, use, process, store, disclose, transfer or otherwise handle Personal Information for or on behalf of the Company that obligate such Persons to comply with applicable Privacy Laws and to take reasonably appropriate steps, including implementing commercially reasonable security measures, designed to protect and secure Personal Information, Intellectual Property or sensitive Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) Since the Reference Date, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody, or control of the Company or collected, used or processed by or on behalf of the Company such that any Company has provided or been legally or contractually was required to provide any notices to any Person in connection with a disclosure of Personal Information. Except as disclosed on Schedule 4.12(c)(i) of the Company Disclosure Letter, the Company has implemented reasonable back-up and disaster recovery arrangements for the continued operation of their Company IT Systems, including access to any Personal Information in its possession, custody, or control. Except as disclosed on Schedule 4.12(c)(ii) of the Company Disclosure Letter, the Company has resolved or remediated any material privacy or data security issues or vulnerabilities identified as of the date hereof. Since the Reference Date, neither the Company or any third party acting at the direction or authorization of the Company has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d) Except as set forth on Schedule 4.12(d) of the Company Disclosure Letter, the Company has had since the Reference Date, and maintains privacy and security policies, procedures and safeguards that complies in all material respects with applicable requirements of the Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health (HITECH) Act (collectively, “Privacy and Security Policies and Procedures”). The Company has provided to each Purchaser complete and accurate copies of all Privacy and Security Policies and Procedures. When applicable, the Company has a written and signed business associate agreement with each “business associate” (as defined in 45 C.F.R. § 160.103) of the Company, and has a written and signed business associate agreement with each “covered entity” (as defined in 45 C.F.R. § 160.103).

(e) The transfer of Personal Information in connection with the Transactions will not violate in any material respect the Company’s applicable privacy policies or Privacy Laws.

4.13 Litigation. Except as disclosed on Schedule 4.13 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Company, there is not, and since the Reference Date there has not been: (a) any pending or, to the Knowledge of the Company, threatened Legal Proceeding against the Company or any of its properties or assets, or any of the directors, managers or officers of the Company with regard to their actions as such; (b) any pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against the Company or any of its properties or assets, or any of the directors, managers or officers of the Company with regard to their actions as such; (c) any pending or threatened Legal Proceeding by the Company against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company; and (e) any Order imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its respective properties or assets, or any of the directors, managers or officers of the Company with regard to their actions as such.

4.14 No Public Offer. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Crossover Preferred Shares hereunder subject to registration requirements of the Israeli Securities Law, 1968 or the Securities Act. None of the shares of the Company’s share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements and all such shares of share capital have been offered and sold in compliance with the Israeli Securities Law, 1968 and the Securities Act.

4.15 Employees and Consultants.

(a) [Schedule 4.15(a) of the Company Disclosure Letter contains a complete and accurate list (redacted as required by applicable law) of the following information for each employee and independent contractor of the Company, including each employee on leave of absence or layoff status: job title, department, work location, date of hire, status, actual scope of employment (i.e., full-time, part-time, or temporary), current overtime classification (i.e., exempt or non-exempt), contractual prior notice entitlement, salary and any other compensation and benefits payable, maintained or contributed by or with respect to which any potential liability is borne by the Company (whether now or in the future) to each of the listed employees, including but not limited to the following entitlements: bonus, deferred compensation, commissions, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether the individual is party to either (x) a written employment agreement with the Company that provides for other than at-will employment or (y) a written independent contractor agreement, with respect to Israeli-based employees whether such employee is subject to the Section 14 arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, the legal source for such application, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), and whether the employee is on a Company-approved leave of absence (and if so, the category of leave, the date on which such leave commenced and the present date of expected return to work). Other than salary increases in the Ordinary Course of Business, performance-based bonuses or other bonus arrangements pursuant to the Company’s policies, all of which are detailed in Schedule 4.15(a) of the Company Disclosure Letter, the Company has not made any binding commitments to any of their employees or former employees that are still in effect, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, except as listed in Schedule 4.15(a) of the Company Disclosure Letter. Except as indicated in Schedule 4.15(a) of the Company Disclosure Letter, other than their salaries, the employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Other than as set forth in Schedule 4.15(a) of the Company Disclosure Letter, the employment of each of the employees of the Company is terminable, if not at will, then with no more than one-month prior notice.]9 To the Knowledge of the Company, the Company does not currently employ, or has employed in the last seven years, any under aged worker.

9	[NTD: Include in LAMF SPA]

(b) Except as disclosed on Schedule 4.15(b) of the Company Disclosure Letter, the Company is not a party to or bound by any labor agreement, works council, collective bargaining agreement or other labor Contract applicable to current or former employees of the Company. No employees of the Company are represented by any Company-recognized labor union, labor organization, or works council with respect to their employment with the Company. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or Governmental Entity, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving the Company or with respect to any employees of the Company or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No collective bargaining agreement is currently being negotiated or required to be negotiated. The Company is not in breach of any of the collective bargaining agreements listed in Schedule 4.11(b) of the Company Disclosure Letter, and no event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any such collective bargaining agreement; (ii) give any Person the right to accelerate the maturity or performance of any terms or obligations under such collective bargaining agreement or to otherwise require amendment of its terms; or (iii) give any Person the right to cancel or terminate any such collective bargaining agreement.

(c) Since the Reference Date, there have been no strikes, work stoppages or slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company involving any employee or former employee of, or other individual who provided services to, the Company. There are no charges, grievances or complaints against the Company, in each case related to any alleged unfair labor practice(s), pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization. There are no continuing obligations of the Company pursuant to the resolution of any such Legal Proceeding that is no longer pending.

(d) None of the officers, key employees or group of employees of the Company (i) has given written notice of any intent to terminate his or her employment with the Company and/or (ii) to the Knowledge of the Company, has received an offer which is still valid to join a business that is competitive with the business of the Company. The Company is in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between the Company and such individuals, in each case except as would not be material to the Company. Except as disclosed on Schedule 4.15(d) of the Company Disclosure Letter, the Company does not have a present intention to terminate, or has not terminated within the last twelve (12) months, the employment of any officer or key employee. No employee of the Company has been granted the right to any compensation following termination of employment with the Company except as required by law.

(e) The Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or law.

(f) Except for extension orders which generally apply to all employees in Israel, no extension orders apply to any employees of the Company. The Company has been and is in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g) To the Knowledge of the Company, no written notice or written complaint has been received by the Company since the Reference Date asserting or alleging discriminatory conduct or harassment, including sexual harassment or sexual misconduct against any officer, director or key employee of the Company.

(h) Except as disclosed on Schedule 4.15(h) of the Company Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or Legal Proceedings against the Company filed or pending or, to the Knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to any employment Legal Requirement, labor matter or employment practice of the Company, and the Company has not received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate an investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of the Company. The Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar Tax. The Company has adopted reasonable policies and taken other reasonable steps to minimize potential workplace exposure in light of COVID-19.

(i) There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to the Company since the Reference Date, and the transactions contemplated herein will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act. The Company has not implemented any layoffs or furloughs due to COVID-19.

(j) The Company has since the Reference Date maintained an affirmative action plan in compliance with applicable Legal Requirements.

(k) The Company is not liable for any arrears of wages or related penalties with respect thereto, except in each case as would not be material to the Company. All amounts that the Company is legally or contractually required to either (i) deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) withhold from their employees’ wages and/or benefits and pay to any Governmental Entity as required by applicable Legal Requirements, including the Israeli Tax Ordinance, have been duly deducted, transferred, withheld and paid, and the Company’s liability towards their employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 Arrangements and contributions to all Employee Benefit Plans are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements, except as has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(l) Each Person who has provided or is providing services to the Company in the United States or in any other country where the Company conducts business, and has been classified as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. To the Knowledge of the Company, the Company does not have any liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and to the Knowledge of the Company no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

(m) The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Company is a party or bound. The Company has satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Company, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

(n) All employees working in the United States are employed “at will.” To the Knowledge of the Company, all employees who perform services in the United States for the Company are either United States citizens or are otherwise legally authorized to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any applicable Legal Requirement relating to the employment of non-United States citizens. With respect to all employees performing services in the United States, the Company is in compliance with, and since the Reference Date have complied with, all Legal Requirements with respect to work eligibility and have properly completed and maintained I-9 documentation for each employee. The Company has not been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement proceeding, and since the Reference Date, the Company has not received notice of any potential or actual violation of applicable immigration or I-9 Legal Requirements. The Company has provided each Purchaser with a list of all employees working in the United States on a visa or work permit and the date such visa or permit is set to expire.

(o) To the Knowledge of the Company, no activity of any employee of the Company has materially breached any employment contract, restrictive covenant, confidentiality agreement, patent disclosure agreement, or other contract between such employee and the Company.

4.16 Brokers. Except as set forth in Schedule 4.16 of the Company Disclosure Letter, the Company has not incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

4.17 Anti-Bribery, Corruption.

(a) Neither the Company or any of Company’s respective directors, officers, employees, any holders of its equity securities or rights to purchase its equity securities (acting in such capacity), Affiliates, or to the Knowledge of the Company, any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Company, directly or indirectly: (a) made, authorized, offered or promised to make or offer any payment, loan, gift or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Person, government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (f) used funds or other assets, or made any promise of undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund; or (g) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). Neither the Company or, to the Knowledge of the Company, any of the Company’s respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(b) The Company’s business has been conducted in compliance with all material Anti-Corruption Laws to which it is subject.

4.18 Regulatory Matters.

(a) The Company Products are, and since the Reference Date have been, in compliance in all material respects with applicable Legal Requirements, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA or any other Governmental Entity having regulatory authority or jurisdiction over the Company Products or the Company. The Company is in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA or any other Governmental Entity, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and since the Reference Date, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by the Company in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA or any other Governmental Entity. Without limiting the generality of the foregoing, the Company is, and since the Reference Date, has been, in compliance in all material respects with all applicable Device Regulatory Laws, including Legal Requirements regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and is, and since the Reference Date, has been, in compliance in all material respects with all applicable Legal Requirements administered or issued by any other Governmental Entity in relation to the Company Products.

(b) To the Knowledge of the Company, all preclinical and clinical investigations sponsored by or on behalf of the Company with respect to any Company Product are being, and since the Reference Date have been, conducted in compliance in all material respects with applicable Legal Requirements, including good clinical practices requirements as adopted by the FDA, and federal and state Legal Requirements restricting the use and disclosure of individually identifiable health information. The Company has not received any notices or other correspondence from the FDA or any other applicable Governmental Entity performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) No action has been taken by any Governmental Entity or, to the Knowledge of the Company, is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of the Company or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.

(d) Since the Reference Date, the Company has maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with applicable Legal Requirements, specifically all applicable Device Regulatory Laws. The Company and, to the Knowledge of the Company, each of its contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products. The Company has made all required filings with, or notifications to, the FDA, all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Legal Requirements applicable to the Company.

(e) Except as disclosed on Schedule 4.18(e) of the Company Disclosure Letter, no Company officer, employee, or, to the Knowledge of the Company, contractor or agent of the Company is the subject of any pending Legal Proceeding or, to the Knowledge of the Company, any ongoing investigation or inquiry or has received any notice of any actual investigation, inquiry, for cause inspection or audit or other Legal Proceeding by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) or by any other similar Governmental Entity pursuant to any similar policy, or concerning allegations of a violation by a member of the Company or any officers, employees, contractors or agents of the Company of any Device Regulatory Laws, nor, to the Knowledge of the Company, has a member of the Company or, any officer, employee, or contractor or agent of a member of the Company committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Entity to invoke a similar policy. Except as disclosed on Schedule 4.18(e) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not, nor has any officer, employee, or any contractor or agent of a member of the Company knowingly made any false statements on, or omissions from, in any material respects, any notifications, applications, approvals, reports and other submissions to a Governmental Entity relating to any Company Product or has voluntarily disclosed any violations of Legal Requirements related to any Company Product.

(f) The Company has not been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Entity or private third party health care program, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

(g) Since the Reference Date, the Company has not promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by the FDA or other Governmental Entity.

4.19 Full Disclosure. The Company has provided the Purchaser or his/her/its counsel with all material information that the Purchaser has requested in writing. Neither this Agreement (including the Schedules attached hereto) nor any document, information, representation or certificate made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

5. Representations and Warranties of Holdco. Holdco hereby represents and warrants to the Purchaser, as of the Effective Date hereof and as of the Closing as follows:

5.1 Organization and Qualification. Holdco is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. Holdco has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or the ability of Holdco to perform its obligations under this Agreement. Holdco is not in violation of any of the provisions of its Governing Documents. Holdco is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements or the ability of Holdco to perform its obligations under this Agreement and the other Transaction Agreements.

5.2 Authority Relative to this Agreement. Holdco has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement and the other Transaction Agreements; and (b) carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Holdco of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Holdco of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Holdco, and no other proceedings on the part of (or any of its equityholders) are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Agreements have been duly and validly executed and delivered by Holdco and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitute the legal and binding obligation of Holdco, enforceable against Holdco in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.3 Capitalization of Holdco. All Incentive Shares which may be issued will be, (i) duly authorized, validly issued, fully paid and non assessable, (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party, and (iii) free of any Liens. All Incentive Shares which may be issued will be issued in compliance in all material respects with applicable Legal Requirements.

5.4 No Breach; Triggers. The execution and delivery by Holdco of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Holdco shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Holdco’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Holdco’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Holdco pursuant to, any Contracts, except with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to Holdco. The execution and delivery of this Agreement by Holdco, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.5 Brokers. Holdco has not incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

6. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the Effective Date hereof and as of the Closing as follows:

6.1 Enforceability. This Agreement to be executed by the Purchaser, when executed and delivered by such Purchaser, will constitute the valid, binding, and enforceable obligations of such Purchaser, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.2 Authorization. The Purchaser has the corporate power (if an entity) and authority to execute and deliver this Agreement, to perform fully his/her/its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of the obligations of such Purchaser (if an entity) hereunder have been duly authorized by all necessary corporate action. The consummation by the Purchaser of this Agreement and the agreements to be executed by the Purchaser under this Agreement, do not and will not conflict with, or violate any provision of (i) any material law having applicability to the Purchaser, (ii) its respective governing internal documents, or (iii) any other material agreement to which the Purchaser is a party, in each case in a manner that will adversely affect the enforceability of this Agreement or the performance of the Purchaser’s obligations hereunder.

6.3 Purchase for Own Account. The Purchaser: (a) intends to acquire the Crossover Preferred Shares (and/or any shares issued upon conversion thereof, collectively, the “Purchased Securities”) for his/her/its own account and that the Purchased Securities to be purchased by such Purchaser will be acquired by him/her/it for investment for the Purchaser’s own account and not with a view to the distribution or resale thereof; (b) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 as amended (the “Securities Act”); (c) acknowledges and agrees that the Crossover Preferred Shares have not been, and will not be, registered under the Securities Act, nor registered pursuant to the provisions of the securities laws or other laws of any other applicable jurisdictions; and (d) acknowledges and agrees that the Crossover Preferred Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Crossover Preferred Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available, and the Purchaser further acknowledges that, except as contemplated by the registration rights agreement, the Company has no obligation to register or qualify the Crossover Preferred A Shares for resale and that the Company has no intention and is under no obligation to comply with the requirements for any exemption that might otherwise be available, or to provide the Purchaser with any information necessary to enable the Purchaser to make routine sales of the Crossover Preferred Shares under Rule 144 or any other rule of the SEC. Without derogating from Section 6.6, the Company may place legends on any share certificate representing the Crossover Preferred Shares with the securities laws and contractual restrictions thereon and issue related stop transfer instructions.

6.4 Risk of Loss; Disclosure of Information. Without derogating from the Purchaser’s right to rely on the representations and warranties of the Company set forth in Section 4 above and of Holdco set forth in Section 5 above, the Purchaser further represents and warrants to the Company with respect to its purchase of the Shares as follows:

(a) The Purchaser acknowledges that in purchasing the Crossover Preferred Shares he/she/it must be prepared to continue to bear the economic risk of such investment. Moreover, such Purchaser acknowledges that due to the inherent risk involved in such investment, such Purchaser’s investment may be substantially or entirely lost.

(b) The Purchaser is an experienced investor in venture capital investments and has had the opportunity to review and inspect all of the data and information provided to it by the Company. The Purchaser acknowledges that it and its advisers and representatives have had an opportunity to ask questions of, and receive answers from, a person acting on behalf of the Company concerning such investment.

(c) The Purchaser has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Crossover Preferred Shares and has evaluated the risk of investing in the Crossover Preferred Shares. The Purchaser has had an opportunity to discuss the Company’s business, operations, properties, prospects, technology, plans, management, financial affairs and the terms and conditions of the offering of the Purchased Securities with the Company’s management and the Board and has had an opportunity to review the Company’s facilities. The Purchaser is aware that the Company or any other party can make no guarantees for the success of the Company and that any projections provided (if any) by the Company are uncertain in nature, and that some or all of the assumptions underlying such projections may not materialize or will vary significantly from actual results.

6.5 No Public Market. The Purchaser understands that the Crossover Preferred Shares have not been registered under any securities laws, that no public market now exists for the Crossover Preferred Shares, and that the Company has made no assurances that a public market will ever exist for the Crossover Preferred Shares.

6.6 Legends. The Purchased Securities, and (if applicable) any securities issued in respect of or exchange for the foregoing may be notated with the following or a similar legend as well as other legends as may be required by applicable securities laws:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER OF SUCH SHARES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, IF REASONABLY REQUIRED BY THE COMPANY, AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

6.7 Purchaser Exculpation. The Purchaser acknowledges that he/she/it is not relying upon any person, firm, or corporation, other than the Company, and its directors, officers and advisors, in making its investment or decision to invest in the Company. Without limiting the generality of the foregoing, the Purchaser is solely responsible to consult with its/her/his tax professional in respect of the investment contemplated herein.

7. Survival.

7.1 Effectiveness; Survival. Each representation and warranty herein is deemed to be made on the Effective Date of this Agreement and at the Closing, and shall survive and remain in full force and effect after the Closing for a period of twelve (12) months, and provided further, that the limitation in this Section shall not apply to any indemnification made hereunder in the event of fraud and/or intentional misrepresentation in which event such warranties and representations shall survive the Closing with no limitation. The provisions of this Section 7.17.1 shall be deemed to constitute a separate written legally binding agreement among the Company and Holdco and the Purchaser in accordance with the provisions of Section 19 of the Israeli Limitation Law, 5718-1958.

8. Conditions of Closing of the Purchaser. The obligations of the Purchaser to purchase the Crossover Preferred Shares and transfer the applicable funds at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by such Purchaser, which waiver shall be at the sole discretion of the Purchaser:

8.1 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the date thereof.

8.2 Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing, and to be delivered at the Closing, shall have been performed, delivered or complied with by the Company, as the case may be, prior to or at the Closing.

8.3 Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate the transactions contemplated by this Agreement, to duly adopt the Amended Articles (which shall have been adopted prior to the Closing) and to issue the Crossover Preferred Shares to be purchased by the Purchaser at the Closing.

8.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and his/her/its counsel, and the Purchaser and his/her/its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or its counsel may reasonably request.

8.5 Share Register. The Company shall have registered the allotment of the Crossover Preferred Shares to the Purchaser in the Shareholders Register as of the Closing.

9. Conditions of Closing of the Company. The Company’s obligations to sell and issue the respective number of Crossover Preferred Shares at the Closing to the Purchaser are subject to the fulfillment at or before the Closing of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, delivered, or complied with by such Purchaser prior to the Closing shall have been performed, delivered, or complied with by such Purchaser, as applicable, prior to or at the Closing (b) the representations and warranties made by Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing as if made on the date thereof.

10. Affirmative Covenants.

10.1 Indemnification.

10.1.1. Subject to Section 7.1 hereof and this Section 10.1, the Company and Holdco with respect to their representations, warranties and covenants in this Agreement, agree to jointly and severally indemnify, defend and hold harmless the Purchaser and his/her/its partners, investors, directors and officers, as applicable (each of whom shall be third party beneficiaries hereof), from and against all losses, liabilities, damages, or expenses actually incurred (including but not limited to reasonable attorneys’ fees and disbursements incurred in connection with enforcing this indemnification or otherwise in connection with any of the foregoing) (collectively, “Losses”) based upon or arising out of any breach of, any representation, warranty or covenant contained in this Agreement made by the Company or Holdco. In the event that the Purchaser or another indemnified party shall sustain or incur any Losses in respect of which indemnification may be sought pursuant hereto, such person shall assert a claim for indemnification by giving prompt written notice thereof (a “Claims Notice”) which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and shall indicate the amount (to the extent available and if not finally determined, a good faith estimate thereof) of the Losses that have been or are reasonably expected to be suffered by it and shall thereafter keep the Company reasonably informed with respect thereto. The Company shall have the right to assume the defense of any such claims or any litigation resulting therefrom, at Company’s expense, with counsel reasonably satisfactory to the applicable Purchaser.

10.2 No Public Disclosure. Neither the Company nor [the/any] Purchaser shall publicly announce or disclose the existence of this Agreement or its terms and conditions, or otherwise advertise or release any publicity regarding this Agreement or the transactions contemplated hereunder, without the prior written consent of the Company (with respect to a disclosure by a Purchaser) or the Purchaser (with respect to a disclosure by the Company), provided however that the Company may disclose this Agreement pursuant to any applicable legal requirement or court order.

11. Miscellaneous.

11.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.2 Governing Law; Specific Performance. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding that body of law pertaining to conflict of law. The parties hereto agree to submit to the exclusive jurisdiction of the courts of Tel Aviv with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that if approved by a majority of the holders of the Crossover Preferred Shares, one (1) representative shareholder of the holders of Crossover Preferred Shares, as appointed by the same majority (and no other holders of Crossover Preferred Shares), shall be entitled to seek to enforce specifically the terms and provisions of this Agreement by seeking immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, Purchaser, without any action on the part of any other holder of Crossover Preferred Shares, shall be entitled to seek to enforce specifically the provisions of Section 2.1, Section 2.2, Section 3.1, Section 3.2, and Sections 3.3.1--3.3.4 hereunder. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief, subject to the provisions of this Section 11.2. Each party hereby further agrees that in the event of any action commenced against the Company for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate.

11.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by any party hereto without the prior consent in writing of the Company and the Purchaser (which consent shall not be unreasonably withheld by the Company).

11.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended only with the written consent of the Company and the Purchaser and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against whom such waiver is to be effective.

11.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered, electronic or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Purchaser:	to the address set forth in Schedule 1 attached hereto

If to the Company:	Nuvo Group Ltd. Yigal Alon 94 Building 1 Tel Aviv, Israel 6789155 Email: kelly.londy@nuvocares.com Attention: Kelly Londy, CEO or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 11.5 shall be effective (i) if sent by an internationally recognized overnight courier (e.g. Fedex), two (2) Business Days after being provided to the courier, (ii) if sent by messenger, upon delivery, and (iii) if sent via email, upon transmission (provided that no notification of failure to deliver was received) or (if transmitted and received on a non-business day) on the first Business Day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt). “Business Day” shall mean Sunday to Thursday, excluding any day on which most of the banks in Israel are closed.

11.6 Delays or Omissions. Except as specifically set forth herein, no delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

11.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.8 Counterparts. This Agreement may be executed in any number of counterparts (including via email and PDF files), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

-NEXT PAGE IS SIGNATURE PAGE-

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date first hereinabove set forth.

THE COMPANY:

NUVO GROUP LTD.

By:

Name:

Title:

THE PURCHASER:

By:

Company Name (if applicable):

Name of Signatory:

Title (if applicable):

HOLDCO NUVO GROUP D.G LTD

By:

Name:

Title:

EXHIBIT B TO STOCK PURCHASE AGREEMENT

AMENDED ARTICLES OF ASSOCIATION

EXHIBIT C TO STOCK PURCHASE AGREEMENT

INVESTOR UNDERTAKING

To:	The National Technological Innovation Authority (“Innovation Authority”)

Relating to projects that have been financed by or are currently being financed by the Innovation Authority (or have been financed by the Office of the Chief Scientist of the Ministry of Economy and Industry - hereinafter referred to as the “OCS”) _______________ [Please specify project title and file number] and to projects of the Company (as this term is defined below) that may be financed by the Innovation Authority in the future (the “Projects”).

1 Undertaking

We, the undersigned, of _________________________________ [Foreign investor’s name] a company incorporated, organized and existing under the laws of _______________ and whose registered office is at _________________ (“______”), having, by an agreement dated ______________, committed to invest in __________________ Ltd. (the “Company”), in exchange for [number and type of shares] ________ shares of the Company;

Recognizing that the Company’s research and development or technological innovation Projects are currently, have been or will be financially supported by the Innovation Authority or the OCS under and subject to the provisions of The Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (the “Innovation Law”) and the applicable regulations, rules, procedures and benefit plans;

Recognizing that the Innovation Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the Innovation Authority’s research committee (the “Research Committee”), acting in accordance with the aims of the Innovation Law and requiring that any such transfer receive the prior written approval of the Research Committee.

Hereby declare and undertake:

1.	To observe strictly all the requirements of the Innovation Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to the Company and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights.

2.	As a shareholder of the Company, to make all reasonable efforts that the Company shall observe strictly all the requirements of the Innovation Law and the provisions of the applicable regulations, rules, procedures and benefit plans, as applied to the Company and as directed by the Research Committee, in particular those requirements relating to the prohibitions on the transfer of know-how and/or production rights.

Date	Name (block letters) and signature of Authorized Company Representative and Company Seal

SCHEDULE 1

THE PURCHASER

Purchaser	Purchase Amount	No. of Subscription Shares	[No. of Incentive Shares][10]
Name of Signatory: National ID No.: If applicable, Company Name: If applicable, Company ID No.: Address: Email Address:

10	[NTD: Include in LAMF SPA]

Company Disclosure Letter